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                                                                   Exhibit 10.11

                   PRESCRIPTION BENEFIT MANAGEMENT AGREEMENT

     THIS PRESCRIPTION BENEFIT MANAGEMENT AGREEMENT ("Agreement") is made by and between PROVANTAGE PRESCRIPTION BENEFIT MANAGEMENT SERVICES, INC., a Minnesota Corporation with its principal place of business at 700 Pilgrim Way, Green Bay, Wisconsin 54313, hereinafter referred to as "PROVANTAGE", and SHOPKO STORES, INC. a MINNESOTA corporation hereinafter referred to as the "Plan Sponsor".

     WHEREAS, the Plan Sponsor has adopted a prescription drug program (the "Plan") for its eligible employees and their eligible dependents (the "Participants"), a description of which will be completed by the Plan Sponsor prior to the effective date of this Agreement and shall be attached hereto and incorporated herein (the "Plan Parameters");

     WHEREAS, PROVANTAGE is a prescription benefit manager, and maintains a computerized claims processing system, a prescription drug mail service, and a network of retail pharmacies (the "Participating Pharmacies") who have agreed to provide prescription services for PROVANTAGE's clients; and

     WHEREAS, PROVANTAGE has agreed to provide prescription benefit management services to Plan Sponsor upon the terms and conditions set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Plan Sponsor and PROVANTAGE agree as follows:

                   I. PRESCRIPTION CLAIMS PROCESSING SERVICE
                   -----------------------------------------
     The terms and conditions set forth in this Section I shall apply only if the Prescription Claims Processing Service option is selected by Plan Sponsor. Plan Sponsor's election of the Prescription Claims Processing Service option must be indicated by checking the appropriate box on the Plan Sponsor Data Sheet attached to this Agreement as Exhibit A (hereafter, the "Data Sheet").

1. APPOINTMENT. The Plan Sponsor hereby appoints PROVANTAGE as its exclusive Prescription Claims Processor, and PROVANTAGE hereby accepts such appointment.

2. AUTHORITY. PROVANTAGE hereby agrees to perform all of the following services, and the Plan Sponsor hereby grants PROVANTAGE the authority and empowers PROVANTAGE to perform such services:

A. To issue identification cards for all Participants entitled to receive prescription drug benefits as directed by the Plan Sponsor;
B. To process all claims received from Participating Pharmacies and/or eligible Participant in accordance with the Plan Parameters;
C. To reject or otherwise deny claims which are incomplete, ineligible, outside the dates specified by this Agreement or invalid for any other reason;
D. To issue checks to Participating Pharmacies for the payment of claims;
E. To issue checks directly to the Plan Sponsor's Participants for covered items if they are unable to have a Participating Pharmacy submit the claims on their behalf;
F. To audit Participating Pharmacies as deemed necessary or appropriate by PROVANTAGE for compliance with the specific Plan parameters as well as for fraudulent or incorrectly submitted claims;
G. To generate reports for the Plan Sponsor, Participating Pharmacies and for PROVANTAGE's own uses;
H. To maintain hard copy and/or computerized records of all transactions completed on behalf of the Plan Sponsor;
I. To adjust the amount paid on a submitted claim so that it accurately reflects:
   i. The correct ingredient cost at the time the benefit was received as determined by First Data Bank current drug pricing database.
   ii.  The correct dispensing fee, if any.
   iii. The correct sales tax, if any, for the State in which the benefit was rendered.
   iv.  The correct deductible, if any, that should have been collected.
   v.   To provide such other services as may be indicated on the Data Sheet.

3. IDENTIFICATION CARDS. PROVANTAGE will issue identification cards for eligible Plan members containing the following information (all asterisked information to be provided by Plan Sponsor):
     A PLAN SPONSOR'S NAME*
     B. PARTICIPANT'S NAME*
     C. PARTICIPANT'S IDENTIFICATION NUMBER*
     D. GROUP NUMBER
     E. SPECIAL NOTES PERTAINING TO THE PLAN (IF APPLICABLE)


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These cards remain the property of PROVANTAGE and must be surrendered upon request. Each single Participant will be issued one card. Each Participant that has dependent coverage will be issued two cards. If a card is lost or stolen, PROVANTAGE will issue a replacement card and invalidate the lost or stolen card.

4. PAYMENT OF CLAIMS. The Plan Sponsor assumes all financial responsibility for all claims submitted to PROVANTAGE, whether by Participating Pharmacies or Participants. PROVANTAGE will issue checks to a Participating Pharmacy or Participant only after the funds have been transferred from the Plan Sponsor to PROVANTAGE. Payments to Participating Pharmacies shall be made by PROVANTAGE in accordance with the terms of separate agreements between PROVANTAGE and the Participating Pharmacies. The Plan Sponsor further acknowledges the right of any Participating Pharmacy to proceed directly against the Plan Sponsor to collect any legitimate claim which the Plan Sponsor has failed to pay to the Participating Pharmacy through PROVANTAGE. This is a waiver of any claim of lack of privity of contract between the Plan Sponsor and the Participating Pharmacy.

The Plan Sponsor shall transfer funds for the payment of prescription drug claims under the Plan to PROVANTAGE pursuant to the banking arrangement between the parties as specified in this Agreement. PROVANTAGE shall be responsible for properly applying all funds transferred by the Plan Sponsor to PROVANTAGE for the payment of prescription drug claims under the Plan.

5. DRUG COST CALCULATION. Drug cost calculations made by PROVANTAGE hereunder shall be based upon prescription drug pricing information and clinical databases supplied by First Data Bank, or any other nationally recognized database selected by PROVANTAGE.

6. DRUG UTILIZATION REVIEW (DUR). PROVANTAGE shall, as part of the electronic claim adjudication process, perform Drug Utilization Review (DUR). DUR includes electronic drug interaction screening and the provision of other informational messages to Participating Pharmacies. The information generated and provided in connection with DUR is intended as a supplement to, and not a substitute for, the knowledge, expertise, skill, and judgment of physicians, pharmacists and other health care providers. Such providers are individually responsible for acting or not acting upon the information provided through PROVANTAGE's DUR Program, and for performing services in each jurisdiction consistent with the scope of their professional licenses. PROVANTAGE disclaims all responsibility for any and all actions or interventions, taken or not taken as a result of PROVANTAGE's DUR services. Plan Sponsor acknowledges that PROVANTAGE may not have all the relevant information necessary for the purposes of providing DUR Information, including, but not limited to, patient diagnoses, utilization of drugs obtained without using PROVANTAGE's Claims Processing System or not included in the patients active profile, patient's medical history, and any other idiosyncrasies of a patient. PROVANTAGE shall have no obligation to acquire information concerning any patient where sufficient information is at any time unavailable to enable PROVANTAGE's DUR Program to determine whether or not intervention is indicated.

7. REPORTS AND STATEMENTS. PROVANTAGE shall provide the Plan Sponsor with a detailed report on all claims paid or rejected on its behalf. PROVANTAGE shall provide all Participating Pharmacies which submit claims for payment with a remittance report.

8. AUDIT. PROVANTAGE will perform audits of Participants' claims or Participating Pharmacies at its own discretion to ensure the integrity and validity of the claims it receives and processes on behalf of the Plan Sponsor. The Plan Sponsor may also request an audit of a specific claim or Participating Pharmacy, to be conducted at Plan Sponsor's expense. if PROVANTAGE finds grounds for denying or charging back any claims the Plan Sponsor will be notified. PROVANTAGE's own books and files will be available for the Plan Sponsor's inspection during regular business hours. However, the Plan Sponsor may only inspect PROVANTAGE's books and files as they pertain to the specific Plan Sponsor.

9. COMPENSATION. Plan Sponsor agrees to pay to PROVANTAGE such compensation as indicated on the Data Sheet. PROVANTAGE will provide an itemized semi-monthly bill for its services. PROVANTAGE shall have the right after the initial term of this Agreement to change the level of compensation PROVANTAGE receives for its services upon sixty (60) days written notice to the Plan Sponsor. The Plan Sponsor may object to any increase in such compensation by giving written notice to PROVANTAGE at least thirty (30) days prior to the expiration of the sixty
(60) day period. In the event the parties cannot agree on an appropriate level of compensation, this Agreement shall terminate at the end of the sixty (60) day period.

10. BILLING CYCLE AND PAYMENTS. PROVANTAGE will bill the Plan Sponsor or its billing designee, as indicated on the Data Sheet, on a semi-monthly basis in order that claims submitted to PROVANTAGE will be paid in a timely manner. The first billing statement of every month will contain a list of all claims submitted between the first (1st) and the fifteenth (15th) of the month and approved for payment to the Participating Pharmacies as well as PROVANTAGE's claims processing charges. The end of the month billing will contain all claims submitted and processed between the sixteenth (16th) and the last day of the month and approved for payment, as well as PROVANTAGE's claims processing fee, and the monthly maintenance fees. Any credits due the Plan Sponsor from the Participating Pharmacies will be credited on the next billing statement following receipt of the credit by PROVANTAGE.


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Bills will be generated and mailed on or after the 16th of the month and payment is due on or before the twenty second (22nd) of the month for the first monthly billing period. Bills will be mailed on or after the first of the month following for the second billing period and payment is due on or before the seventh (7th) of the month following the second billing period. In the event payment is deemed late the funds will be transferred from the Claim Funding Account if established, together with an administrative charge for this transfer. In the event the Plan Sponsor does not have a Claim Funding Account or has insufficient funds in the Claim Funding Account to cover the amount of the invoice, payments deemed late shall be subject to interest at the rate of one half of one percent per semi-monthly billing period (twelve percent (12%) per annum) for payments more than thirty (30) days past due (or the maximum portion thereof allowed by law).

11. CLAIM FUNDING DEPOSIT. The Plan Sponsor may be required to provide PROVANTAGE with a claim funding deposit in the initial amount and on the terms indicated on the Data Sheet. This deposit will be placed in a savings Account at a reputable financial institution, in the name of the Plan Sponsor. The Plan Sponsor agrees to appoint PROVANTAGE, its officers and agents the sole fiduciary agents for this account. The Plan Sponsor will be responsible for the reporting of any interest earned as income to the appropriate state and federal agencies. The Plan Sponsor will be responsible for any service charges associated with this account. In the event payment for claims and administrative fees payable hereunder are not received by the due date indicated on the billing invoice, PROVANTAGE at Its option, may withdraw the funds necessary from this account to pay claims and twenty dollar ($20.00) per withdrawal administrative fee. The Plan Sponsor shall immediately replace any funds transferred out of the Claim Funding Account. The required amount of the claim funding deposit may be adjusted during the term of this Agreement to provide PROVANTAGE with sufficient funds to cover the estimated claims and claim processing fees for two semi-monthly billing periods. The deposit will be held in the account for the term of this Agreement and for 120 days thereafter. At the end of such period, the full amount of the claim funding deposit account, less any outstanding charges owed to PROVANTAGE or the Participating Pharmacies, will be refunded to the Plan Sponsor.

12. OPTIONAL PROGRAMS. The Plan Sponsor may participate in any one or more of PROVANTAGE's Optional Programs, as described in the Plan Parameters. Election must be indicated on the Data Sheet.

                      II. PRESCRIPTION DRUG MAIL SERVICE
                      ----------------------------------

The terms and conditions set forth in this Section 11 shall apply only if the Prescription Drug Mail Service option is selected by Plan Sponsor. Plan Sponsor's election of the Prescription Drug Mad Service must be indicated by checking, the appropriate box on the Data Sheet.

13. APPOINTMENT. The Plan Sponsor hereby appoints PROVANTAGE as its exclusive Prescription Drug Mail Service provider, and PROVANTAGE hereby accepts such appointment.

14. AUTHORITY. PROVANTAGE hereby agrees to perform all of the following services, and Plan Sponsor hereby grants PROVANTAGE the authority and empowers PROVANTAGE to perform such services:

    A. To provide and dispense all prescribed legend drugs, (collectively referred to herein as "Pharmaceuticals"), as set forth in the Plan Parameters, subject to availability. Such Pharmaceuticals shall be supplied in the amounts prescribed, or as indicated in the Plan Parameters.

    B. To label and package the Pharmaceuticals as required by applicable State and Federal Laws and Regulations and as is consistent with industry practices and procedures.

    C. To provide prepaid delivery of Pharmaceuticals to Participants' residences by U.S. Mail, UPS or an overnight service in accordance with applicable regulations and industry practices and procedures.

    D. To provide, at PROVANTAGE's expense, toll free telephone lines, computer services, informational brochures and similar administrative services as PROVANTAGE shall determine to be appropriate for the provision of the Prescription Drug Mail Services described herein.

15. TIMELINESS OF MAIL SERVICE. PROVANTAGE shall use reasonable efforts to dispense Pharmaceuticals within two (2) business days after PROVANTAGE's receipt of an acceptable prescription. Plan Sponsor acknowledges that PROVANTAGE shall not be responsible for causes and circumstances beyond the reasonable control of PROVANTAGE and that PROVANTAGE shall have no liability to Plan Sponsor or its Participants as a result of any delay in preparation or delivery of Pharmaceuticals. PROVANTAGE shall have no obligation to provide Pharmaceuticals to any Participant until PROVANTAGE receives from such Participant any applicable copayment charges.

16. PRESCRIPTIONS. PROVANTAGE assumes no liability or responsibility for the accuracy, efficacy or timely receipt of prescriptions, orders or other directions by physicians to supply Pharmaceuticals to Participants. PROVANTAGE reserves the right to refuse to fill any prescription that professional judgment dictates should not be dispensed.


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17. BILLING AND PAYMENT. With respect to each prescription filled by PROVANTAGE,
Plan Sponsor shall pay PROVANTAGE the charges set forth in the Data Sheet attached hereto plus any applicable state or federal sales or use taxes.
Whenever possible, and subject to State guidelines, PROVANTAGE agrees to dispense the generic drug or the lowest cost item in stock unless the prescribing physician orders otherwise.

If mail service is selected without a retail program PROVANTAGE shall bill Plan Sponsor on a monthly basis. In the event a Participant submits to PROVANTAGE a copayment in an insufficient amount, and PROVANTAGE is unable to collect the correct copayment amount from the Participant, then PROVANTAGE reserves the right to invoice Plan Sponsor for the amount of the uncollected copayment(s). All payments shall be made to PROVANTAGE within fourteen (14) calendar days after Plan Sponsors receipt of such invoice. Late payments will be subject to interest at the rate of eighteen percent (18%) per annum. In the event a retail and mail service program is selected, PROVANTAGE shall bill the Plan Sponsor as indicated in section 10 of this Agreement.

18. MAINTENANCE OF RECORDS. PROVANTAGE shall maintain such records with regard to Prescription Drug Mail Services provided hereunder as it shall determine to be necessary and appropriate under the circumstances and as may be required under applicable laws, rules and regulations. PROVANTAGE shall have no responsibility for the maintenance of any records by or which are the obligation of the Plan Sponsor. Records kept by PROVANTAGE with respect to Plan Sponsor's Participants may be reviewed by Plan Sponsor during regular business hours, at Plan Sponsor's expense provided, however, that no such review shall relate to records for prescriptions dispensed more than two (2) years prior to the date such review is requested.

PROVANTAGE shall furnish to Plan Sponsor a monthly report reflecting the Pharmaceuticals dispensed pursuant to this Agreement, the details of which the Plan Sponsor agrees to treat as confidential under applicable Federal and State guidelines.

                       III. GENERAL TERMS AND CONDITIONS

The terms and conditions set forth in this Section III shall apply in all instances regardless of whether the Plan Sponsor elects the Prescription Claims Processing Service option or the Prescription Mail Service option, or both.

19. APPLICABLE PLAN. Plan Sponsor authorizes PROVANTAGE to fill prescriptions and pay Participating Pharmacies or Participants in accordance with this Agreement, including the Plan Parameters and the Data Sheet. The Plan Parameters are expressly incorporated into this Agreement and must be completed prior to PROVANTAGE's providing any services hereunder. The Plan shall be in effect for the term of this agreement unless modified by the Plan Sponsor. The Plan Sponsor may elect to amend the Plan, with sufficient written notice to PROVANTAGE.

20. TERM OF AGREEMENT. Subject to the terms and conditions of the following paragraph, the initial term and commencement date of this Agreement shall be as indicated on the Data Sheet. At the end of the initial term, and on each anniversary thereafter, the term of this Agreement shall automatically renew for successive one (1) year terms, unless either party gives written notice to the other of such party's intent to terminate this Agreement at the end of the then-current term, which notice shall be given at least ninety (90) days prior to the end of the then-current term.

21. TERMINATION. If the Plan Sponsor or its designee fails to make any of the payments referred to in this Agreement or breaches any of the terms and provisions of this Agreement or if the Plan Sponsor shall make an assignment for the benefit of creditors, file a petition of bankruptcy, is adjudicated insolvent or bankrupt, has a receiver or trustee appointed for a substantial part of its property, or has a proceeding commenced against it which will substantially impair its ability to perform hereunder, then, in any such event, this Agreement may be terminated immediately at the option of PROVANTAGE upon written notice to Plan Sponsor. PROVANTAGE shall have the right to advise Participating Pharmacies that effective on the termination date, the Plan Sponsor's Participants are not eligible to receive benefits under the Plan. If a Participating Pharmacy or a Participant requests information regarding the denial of benefits, they may be advised that the Plan Sponsor has terminated the program. The post-termination fees indicated on the Data Sheet will apply. The termination of this Agreement by PROVANTAGE does not affect any liabilities of the Plan Sponsor for the payments and charges due PROVANTAGE or its Participating Pharmacies. These rights shall be in addition to all other rights and remedies of PROVANTAGE as allowed by law or equity.

Either party shall have the right to terminate this Agreement effective as of the date written notice of such termination is received by the other party in the event that a law or regulation becomes effective after the date of this Agreement which would render the services provided by PROVANTAGE under this Agreement in violation of such law or regulation.

The Plan Sponsor remains responsible for the payment of all claims (and associated administrative charges described herein) with a date of service prior to the effective date of termination, which are received by PROVANTAGE within NINETY (90) days after the effective date of such termination.

22. RELATIONSHIP BETWEEN PARTIES. Nothing in this Agreement shall be construed to constitute either party a partner, joint venturer, employee or agent of the other, nor shall either party have authority to bind the other in any respect, it being intended that each shall remain an independent contractor solely responsible for its own actions. No employee or agent of one

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party hereto shall be considered an employee or agent of the other party hereto.
The Participating Pharmacies which provide services to the Participants shall also do so as independent contractors.

23. LIST OF ELIGIBLE PARTICIPANTS. Upon execution of this Agreement, Plan Sponsor will provide PROVANTAGE with a list of all eligible Participants. The Plan Sponsor is responsible for providing PROVANTAGE with any changes (additions, deletions and/or terminations) in writing as rapidly as possible after they occur. In the event of a Participant's termination, the applicable monthly fee will be assessed and the Participant(s) and their dependents will be considered eligible for up to one full business day after notification has been received by PROVANTAGE. Until such time, the Plan Sponsor will be responsible for all liabilities incurred by the terminated Participant(s) and their dependents. The Plan Sponsor shall hold PROVANTAGE harmless and without liability for any errors or omissions, or any related problems that may result from the Plan Sponsor's failure to provide an accurate, updated listing of eligible Participants.

24. INDEMNIFICATION AND LIMITATION OF LIABILITY.

     A. Each party agrees to indemnify and hold harmless the other party and its directors, officers and employees (acting in the scope and course of their employment and not as Plan Participants) against all claims, lawsuits, settlements, judgments, costs, penalties and expenses, including aftorney's fees, with respect to this Agreement and the acts of the indemnifying party or its employees, acting alone or in collusion with others, to the extent it is determined that the indemnified party's liability therefore was the direct consequence of gross negligence, criminal conduct or fraud on the part of the indemnifying party's directors, officers or employees.

     B. The Plan Sponsor acknowledges that the Participating Pharmacies have been chosen by PROVANTAGE solely based upon their willingness to provide pharmacy services to the Plan Participants. PROVANTAGE has not performed any investigation or review of any Participating Pharmacy's operations, and shall not be responsible in any manner for any claim, loss or damage sustained as a result of the provision of, or failure to provide, pharmaceutical goods or services or any other action or failure to act by any Participating Pharmacy.

     C. In no event shall either party be liable to the other for incidental, consequential or exemplary damages.

     D. PROVANTAGE relies upon outside data bases and software provided by other vendors to provide information used by PROVANTAGE for drug pricing and in its DUR program. PROVANTAGE's performance is limited by the information sought and received by and from these vendors. PROVANTAGE will attempt to update these data bases on a reasonable basis to reflect changes in the standards of pharmaceutical prescribing; however, no data bases will contain all currently available information. In most cases the vendors of such software and data bases limit or exclude warranties regarding the information provided to PROVANTAGE for use in its DUR and other programs. Such limitations and exclusions are incorporated herein by this reference. PROVANTAGE's DUR program is dependent upon the accurate transmission and processing of data by electronic means. Plan Sponsor agrees to hold PROVANTAGE harmless from any liability for any intervention or nonintervention resulting from any interruption in the electronic processing regardless of the reason for said interruption. Because of the large number of computer systems and software in use by providers, PROVANTAGE cannot and does not guarantee that all providers are technically capable of receiving DUR information. PROVANTAGE disclaims all express and implied warranties of any kind, including but not limited to, any warranty as to the quality, accuracy or suitability for any particular purpose of the information generated and provided through DUR.

     E.  [Intentionally Deleted]

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25. NOTICES. All notices provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, express mail, facsimile, or delivered in person to the other party at the address above or indicated on the Data Sheet or such other address as may be provided to the other party in the same manner as that provided for giving of any notice. All notices shall be deemed to have been received on the third (3rd) day after the date said notice was mailed, or twenty four (24) hours following the time of said notice if sent by facsimile, or immediately upon personal delivery.

26. OWNERSHIP OF INFORMATION. PROVANTAGE shall be the sole owner of the information obtained through the administration and processing of the claims it receives. The Plan Sponsor shall have free access to that information which pertains specifically to the Plan Sponsor, but shall have no ownership rights with respect thereto. Plan Sponsor, on behalf of itself and the Plan, acknowledges that PROVANTAGE may use and/or transfer to third parties the drug and related medical data collected by PROVANTAGE or provided to PROVANTAGE by Plan Sponsor and/or Plan, for research, cost analysis, or cost comparison purposes; provided, however, that PROVANTAGE shall maintain Participants' confidentiality in accordance with all applicable laws. PROVANTAGE may receive certain incentives or marketing support funds from pharmaceutical manufacturers or other third parties based upon Participants' utilization of certain drugs in the PROVANTAGE formulary.

27. CONFIDENTIALITY. Plan Sponsor agrees that it shall receive and hold in confidence any knowledge or information concerning the affairs or business of PROVANTAGE and PROVANTAGE's programs, procedures, or systems and will not, during or after the term hereof, disclose same to any third party or use same for the benefit of itself or any other person, firm or corporation related to or associated with it in any way, except as may be required for the performance of this Agreement or as may be required by law. Plan Sponsor agrees to hold PROVANTAGE harmless from liability for any claim, injury, demand or action based on the unauthorized release of such confidential information about PROVANTAGE's operations.

In the performance of its obligations under this Agreement, PROVANTAGE will receive private and confidential information concerning the Plan Participants. PROVANTAGE is sensitive to the confidential nature of the files it maintains and warrants that it has experienced no breach of this confidence in the history of its operation. PROVANTAGE shall not disclose such information to any entity other than the Plan Sponsor, unless required to do so by law or as otherwise set forth in this Agreement. Any such disclosure shall be made in accordance with applicable laws with respect to patient confidentiality.

28. NO THIRD PARTY BENEFICIARIES. Except as set forth in Paragraph 3 above, the parties hereto, no individual person, participant insurance company, third party payer or other entity, other than PROVANTAGE and Plan Sponsor (except governmental authorities to the extent required by law), is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto, or their respective successors and assignees as permitted hereunder.

29. EXCLUSIVITY. PROVANTAGE shall be the sole and exclusive provider of the services described in this Agreement to Plan Sponsor while this Agreement remains in effect. However, nothing in this Agreement shall prohibit ProVantage from contracting with any other person, firm, corporation or other entity for any purpose whatsoever for the providing or delivery of the same or similar services as those described in this Agreement.

30. NON-DISCRIMINATION. PROVANTAGE shall not discriminate against any Plan Sponsor or Participant on the basis of race, color, disability, national origin, creed, sex or age.

31. ASSIGNMENT. This Agreement shall not be assignable by the Plan Sponsor to any other person or entity, and any attempted assignment shall be void and of no force and effect, unless the written consent of PROVANTAGE shall have first been obtained, which consent shall not be unreasonably withheld. The foregoing restrictions on assignment shall not apply to assignments to any entity which controls, is controlled by, or is under common control with the Plan Sponsor, provided PROVANTAGE is notified in writing of any such assignment within fourteen (14) days thereof.

32. REGULATORY COMPLIANCE. Plan Sponsor acknowledges that the Plan is or may be an "employee welfare benefit plan" as defined in the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. ss 1001 et seq., and the regulations promulgated under that act. PROVANTAGE will provide Plan Sponsor with any information in PROVANTAGE's possession necessary for the Plan Sponsor and the Plan to comply with any laws or regulations applicable to the Plan, but the Plan Sponsor's and the Plan's compliance with any such laws and regulations shall be the sole responsibility of the Plan Sponsor and/or Plan. The Plan Sponsor shall comply and ensure that the Plan complies with all such laws and regulations. PROVANTAGE will obtain and maintain any licenses or regulatory approvals necessary for it to perform PROVANTAGE's services under this Agreement. The Plan Sponsor shall not name PROVANTAGE or represent that PROVANTAGE is, and PROVANTAGE shall not be, a Plan Administrator or a named fiduciary of the Plan as those terms are used in ERISA. The Plan Sponsor shall have complete discretionary, binding and final authority to construe the terms of the Plan, to interpret ambiguous Plan language, to make factual determinations regarding the payment of claims or provisions of benefits, to review denied claims and to resolve complaints by Plan Participants.

33. FORCE MAJEURE. Neither PROVANTAGE nor Plan Sponsor shall be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of their respective obligations hereunder if prevented from doing so by a cause or causes beyond their respective reasonable control. Without limiting the generality of the foregoing,


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such causes include acts of God or public enemy, fires, flood, storms, earthquakes, riots, strikes, boycotts, lockouts, wars and war operations, restraints of government, power or communication line failure or other circumstances beyond such party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction, or change of law or regulation subsequent to the execution of this Agreement.

34. MISCELLANEOUS PROVISIONS. The provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their heirs, legal representatives and successors. Failure to exercise any of the rights granted hereunder for any one default shall not be a waiver of the right to exercise any of these rights for subsequent default. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed on behalf of both parties. Time is of the essence in the performance of each and every obligation herein imposed. This Agreement when executed by all parties constitutes the entire understanding between the parties hereto. In the event any provision or part thereof contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part thereof contained herein. The headings in this Agreement are used solely for the purpose of convenience and shall not be deemed to list the subject of any provision or be considered in the construction thereof. This Agreement shall be construed and enforced according to the Employee Retirement Income and Security Act of 1974, as amended from time to time ("ERISA"). To the extent ERISA does not apply, the laws of the state of Wisconsin shall govern. Both parties understand that it is their respective obligation to comply with all applicable state, federal and local laws, regulations and guidelines.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to begin as noted in the Data Sheet.

PLAN SPONSOR: SHOPKO STORES, INC.

By: /s/ Sharon Campbell                       Date: 2-12-96
    -----------------------------------             -------
Title: Director Compensation & Benefits
       --------------------------------
Attest: /s/ Douglas Wilcox                    Date: 2-12-96
        -------------------------------
Title: Benefits Manager                             -------
       --------------------------------

PROVANTAGE PRESCRIPTION BENEFIT MANAGEMENT SERVICES, INC.:

By: /s/ Nicholas G. Avgoulas                  Date: 3/4/96
    ------------------------------------            ------
    Nicholas G. Avgoulas, Vice President

Attest: /s/ David K. Jewell                   Date: 3/4/96
        --------------------------------            ------
        David K. Jewell, Vice President

                                   EXHIBIT A
                                   ---------

                           [Intentionally Omitted.]

              PRESCRIPTION BENEFIT MANAGEMENT AGREEMENT ADDENDUM
              FOR PAYMENTS VIA THE AUTOMATED CLEARING HOUSE (ACH)

This Agreement is made by and between PROVANTAGE, INC., a Minnesota Corporation, d/b/a ProVantage Prescription Benefit Management Services, Inc., with its principal place of business at 700 Pilgrim Way, Green Bay, Wisconsin 54313, hereinafter referred to as "PROVANTAGE", and the contract holder so indicated in Exhibit A, hereinafter referred to as the "Plan Sponsor".

WHEREAS, PROVANTAGE is a prescription claims processor and not a Plan Sponsor nor an Insurance company.
WHEREAS, PROVANTAGE will maintain a computerized claims processing system in which it will process and pay the Plan Sponsor's prescription drug claims it receives from a network of participating pharmacies.
WHEREAS, PROVANTAGE has no financial liability for the payment of any claims it receives and/or processes on behalf of the Plan Sponsor.
WHEREAS, The Plan Sponsor wishes to have PROVANTAGE request payment for prescription drug claims and its administrative charges by allowing PROVANTAGE to debit the Plan Sponsor's bank account indicated hereunder in Exhibit A, via the Automated Clearing House.

NOW AND THEREFORE, The Plan Sponsor and PROVANTAGE agree to the following terms and conditions:

1. AUTHORIZATION. The Plan Sponsor hereby authorizes PROVANTAGE to debit the account indicated in Exhibit A for prescription drug claims and administrative charges incurred by the Plan Sponsor in accordance with the Prescription Benefit Management Agreement to which this addendum is attached.

2. INVOICING. PROVANTAGE shall provide the Plan Sponsor with a billing invoice and detail reports prior to initiating the ACH debit of the Plan Sponsor's account. Billing invoices will be generated and mailed on the first business day following the fifteenth and the end of each month. It shall be the responsibility of the Plan Sponsor to notify PROVANTAGE if they have not received an invoice for a given billing period.

3. BILLING CYCLE AND PAYMENTS. PROVANTAGE will bill the Plan Sponsor or its billing designee, as indicated in Exhibit A, on a semi-monthly basis in order that claims submitted to PROVANTAGE are paid in a timely manner. The first billing statement of every month will contain a list of all claims submitted between the first (1st) and the fifteenth (15th) of the month and approved for reimbursement to the participating pharmacies as well as PROVANTAGE's claims processing charges. The end of the month billing will contain all claims submitted and processed between the sixteenth (16th) and the last day of the month and approved for reimbursement, as well as PROVANTAGE's claims processing fee, and the monthly maintenance fees. Any credits due the Plan Sponsor from the participating pharmacies will be credited on this statement. Bills will be mailed on the sixteenth (16th) of the month or the first business day thereafter and the ACH debit of the Plan Sponsor's account shall occur on the twenty second
(22nd) of the month or the first business day thereafter, for the first monthly billing period. Bills will be mailed on the first of the month or the first business day thereafter and the ACH debit of the Plan Sponsor's account shall occur on the seventh (7th) or the first business day thereafter, for the second monthly billing period. All bills shall be deemed to have been received by the Plan Sponsor on the third (3rd) day after the date said bill was mailed, or within twenty four (24) hours if sent by facsimile or express mail. In the event funds are willfully not made available for transfer via the ACH System the Plan Sponsor shall be deemed in default and shall be subjected to late payment penalties and/or automatic termination as outlined in the Prescription Benefit Management Agreement to which this addendum is attached.

4. AVAILABILITY OF FUNDS. The Plan Sponsor warrants to PROVANTAGE that it shall make available for debit sufficient funds to meet PROVANTAGE's full invoice amount. The Plan Sponsor's willful failure to make these funds available for transfer via the ACH System shall be deemed in default and shall be subjected to late payment penalties and/or automatic termination as outlined in the Prescription Benefit Management Agreement to which this addendum is attached.

5. PROVANTAGE'S LIABILITY. PROVANTAGE warrants to the Plan Sponsor that it shall only debit the Plan Sponsor's account via the ACH System on or after the dates indicated above and for the amount of PROVANTAGE's invoice. PROVANTAGE shall be liable for and immediately return to the Plan Sponsor any amount debited in excess of the amount(s) owed. PROVANTAGE's liability shall be limited to the extent the debit amount exceeds the amount or amounts owed to PROVANTAGE or its participating pharmacies. Notwithstanding any provision to the contrary contained herein, PROVANTAGE shall be held harmless from liability for any wrongful act or omission in connection with the ACH debit process including, without limitation, any act or omission by any Automated Clearing House, any financial institution or any person including any data processing vendor used by PROVANTAGE or the Plan Sponsor. PROVANTAGE shall have no liability for any consequential damages in any event.

6. NON-LIABILITY. The Plan Sponsor and PROVANTAGE agree to hold the other harmless from liability for any claim, injury, demand or judgment based on contract, tort, or other grounds arising out of an error made by the bank(s) or other entities involved in the ACH debit process. Each party agrees to immediately notify the other, if they believe an error has occurred. Both parties further agree to work to correct any such error immediately.

IN WITNESS WHEREOF, The parties have executed this Agreement to begin as noted in Exhibit A.

PLAN SPONSOR:

Name of Plan Sponsor: Shopko Stores, Inc.


    /s/ Sharon Campbell
By:____________________________________       Date: 2-12-96

Title: Director Compensation & Benefits

    /s/ Douglas A. Wilcox
By:____________________________________       Date: 2-12-96

Title: Benefits Manager



PROVANTAGE PRESCRIPTION BENEFIT MANAGEMENT SERVICES, INC.

    /s/ Nicholas C. Avgoulas
By:____________________________________       Date:
   Nicholas G. Avgoulas, Vice President

    /s/ David K. Jewell
By:____________________________________       Date: 3-4-96
   David K. Jewell, Vice President

                                   EXHIBIT A


                            [Intentionally Omitted]